Exhibit 99

Daxor Corporation to Commence Trading on The Nasdaq Capital Market On February 2, 2022

Oak Ridge, TN – January 20, 2022 — Daxor Corporation (NYSE: DXR), the global leader in blood volume measurement technology, today announces that it will commence trading on The Nasdaq Capital Market effective at the opening of trading on February 2, 2022, transferring the listing of its common stock from the New York Stock Exchange - American. Daxor’s common stock will continue trading under the ticker symbol “DXR” after the transfer. The Company’s common stock will continue to trade on the NYSE American until the market closes on February 1, 2022.

“Nasdaq’s long tradition of listing category-defining medical technology companies aligns well with Daxor’s innovative blood volume technology portfolio,” commented Michael Feldschuh, CEO and President of Daxor. “We believe the move to Nasdaq will improve the visibility of our stock, enhance trading liquidity in our shares, and provide us with greater exposure to institutional investors. We are grateful for the partnership and support that the New York Stock Exchange has provided to us over our many years with them.”

About Daxor Corporation

Daxor Corporation (NYSE: DXR) is the global leader in blood volume measurement technology focused on blood volume testing innovation. We developed and market the BVA-100® (Blood Volume Analyzer), the first diagnostic blood test cleared by the FDA to provide safe, accurate, objective quantification of blood volume status and composition compared to patient-specific norms. The BVA technology enhances hospital performance metrics in a broad range of surgical and medical conditions, including heart failure and critical care, by informing treatment strategies, resulting in significantly improved multiple measures of patient outcomes. Daxor’s mission is to advance healthcare by enabling optimal fluid management with blood volume analysis. Daxor’s vision is optimal blood volume for all. For more information, please visit our website at Daxor.com.

Forward-Looking Statements

Certain statements in this release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, statements regarding the impact of hiring sales staff and expansion of our distribution channels. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this release, including, without limitation, those risk associated with our post-market clinical data collection activities, benefits of our products to patients, our expectations with respect to product development and commercialization efforts, our ability to increase market and physician acceptance of our products, potentially competitive product offerings, intellectual property protection, FDA regulatory actions, our ability to integrate acquired businesses, our expectations regarding anticipated synergies with and benefits from acquired businesses, and additional other risks and uncertainties described in our filings with the SEC. Forward-looking statements speak only as of the date when made. Daxor does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

Bret Shapiro

Sr. Managing Partner, CORE IR

516-222-2560

brets@coreir.com